CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 002-72724 on Form N-1A of our reports each dated May 24, 2012, relating to the financial statements and financial highlights of BIF Government Securities Fund and Master Government Securities LLC, BIF Money Fund and Master Money LLC and BIF Treasury Fund and Master Treasury LLC, appearing in each respective fund’s Annual Report on Form N-CSR for the year ended March 31, 2012. We also consent to the references to us under the headings “Financial Highlights” and “Fund & Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 25, 2012